EXHIBIT 11.2


                        OSTEOTECH, INC. AND SUBSIDIARIES
                COMPUTATION OF FULLY DILUTED NET INCOME PER SHARE



    Three Months Ended March 31,                                                    1997                1996
    --------------------------------------------------------------------- -- ------------------- -------------------

    Net income                                                                         $832,000            $171,000
                                                                          == =================== ===================

    Shares used in computing net income per share:

       Weighted average Common shares outstanding                                     7,902,036           7,564,830

       Weighted average Common shares issuable
       upon the exercise of outstanding stock
       options and warrants                                                           1,748,024           1,923,213

       Application of assumed proceeds towards
       repurchase of outstanding common shares
       using the Treasury Stock method (a)                                          (1,085,276)         (1,091,366)
                                                                          -- ------------------- -------------------

             Shares used in computation                                               8,564,784           8,396,677
                                                                         ===========================================

   Net income per share assuming full dilution                                          $  0.10             $  0.02
   =================================================================================================================

      (a) Computed using assumed proceeds of $8,546,548 and $8,267,000 and, with respect to the repurchase of outstanding common shares, a closing market value of $7.88 in 1997 and an average market value of $7.58 in 1996.

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